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                                                                    EXHIBIT 10.6

                                February 20, 2004



Board of Directors
Mayor's Jewelers, Inc.
14051 N.W. 14th Street
Sunrise, Florida 33323

Back Bay Capital, LLC
40 Board Street, 10th Floor
Boston, MA 02109

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Mayor's Jewelers, Inc., a Delaware corporation (the "Company"), in connection with the proposed payment of a cash dividend in the aggregate amount of $2,185,755 on all of the outstanding shares of Series A-1 Convertible Preferred Stock, par value $0.0001 per share (the "Series A-1 Preferred Stock"), of the Company (the "Dividend"). In this connection, you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                  For the purpose of rendering our opinion as expressed herein, we have been furnished with and have reviewed the following documents:

                  (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on June 19, 1987, as amended by the Agreement and Plan of Merger of the Company as filed with the Secretary of State on July 27, 1987, the Certificates of Amendment of the Company as filed with the Secretary of State on June 23, 1989, July 30, 1991, August 20, 1996 and July 12, 2000, respectively, and the Certificates of Designations of the Company as filed with the Secretary of State on December 3, 1996, August 20, 2002 and February 20, 2004, respectively (collectively, the "Certificate of Incorporation");

                  (ii) the By-laws of the Company, as amended through the date hereof (the "Bylaws"); and

                  (iii) a report from the Chief Financial Officer of the Company, dated February 20, 2004, with respect to the surplus of the Company before and after the payment of the Dividend (the "Officer's Report").

                  With respect to the foregoing documents, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies or forms; (iii) the


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genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; and (iv) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. We have not reviewed any documents other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document, or any statement or information contained therein, that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents as listed hereinabove, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

                  We have also been advised and have assumed: (i) that the Certificate of Incorporation and the Bylaws are the certificate of incorporation and bylaws, respectively, of the Company; (ii) that there are no shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the "Series A Preferred Stock") outstanding; (iii) that there are 15,050 shares of Series A-1 Preferred Stock validly issued and outstanding; (iv) that the Company has no more than 46,945,261 shares of common stock, par value $.0001 per share, issued; (v) that there are 15,050 shares of Series A Preferred Stock held as treasury stock; (vi) that no shares of the Series A Junior Participating Preferred Stock, par value $.0001, of the Company have been issued; and (vii) that there exists no resolution of the Board of Directors of the Company (or any committee thereof) which allocates an amount in excess of the par value of the outstanding shares of capital stock of the Company to the capital account of the Company.

                                    ANALYSIS

                  STATUTORY AUTHORITY FOR PAYMENT OF DIVIDENDS.

                  Sections 170(a) and 173 of the General Corporation Law set forth the general rules regarding declaration and payment of dividends. Section 170(a) provides in pertinent part as follows:

                  (a) The directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock ... either (1) out of its surplus, as defined in and computed in accordance with sections 154 and 244 of this title, or (2) in the case there shall be no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

8 DEL. C.ss.170(a). Section 173 provides that "[n]o corporation shall pay dividends except in accordance with this chapter." 8 DEL. C.ss.173.

                  Dividends may be paid only out of "surplus," as that term is defined in the General Corporation Law. In the event there is no surplus, dividends may be paid out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the immediately preceding fiscal year. Dividends may not be paid, however, out of net profits of the corporation


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if the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is impaired. 8 DEL. C.ss.170(a). The statute defines the term "surplus" in relation to the corporation's "capital," as outlined below.

                      DETERMINATION OF CAPITAL AND SURPLUS.

                  Under Delaware law, for the purposes of determining legally available funds for the payment of dividends and the repurchase of shares, the amount of "surplus" of a corporation is the amount by which the net assets of the corporation (defined in Section 154 of the General Corporation Law as the amount by which total assets exceed total liabilities) exceed the capital of the corporation. The "capital" of a corporation is determined pursuant to Sections 154 and 244 of the General Corporation Law. Section 154 of the General Corporation Law generally defines "capital" as that portion of the consideration received by the corporation for the issued shares of its capital stock that the directors determine to be capital, but in no event less than the aggregate par value of the issued shares. 8 DEL. C. ss. 154. The capital of a corporation, as so determined, may be increased from time to time by the board of directors, 8 DEL. C. ss. 154, and the capital of a corporation may be reduced under the procedures set forth in 8 DEL. C. ss. 244. Thus, the capital of a corporation in respect of shares having par value is an amount equal to the aggregate par value of the issued shares having par value, plus such portion of the net assets of the corporation as the board of directors by resolution has directed to be allocated to the capital in respect of such shares, minus such amounts by which the board of directors by resolution has caused the capital in respect of such shares to be reduced in accordance with 8 DEL. C. ss. 244, but in no event may the capital in respect of shares of stock having par value be less than the aggregate par value of the issued shares having par value.

                  Section 154 provides that "[t]he excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital shall be surplus. Net assets means the amount by which total assets exceed total liabilities. Capital and surplus are not liabilities for this purpose." 8 DEL. C.ss. 154. As so determined, the surplus of a corporation is consequently an amount equal to the present fair value of the total assets of the corporation, minus the total liabilities of the corporation, minus the capital of the corporation (determined as described above). ID.; KLANG V. SMITH'S FOOD & DRUG CENTERS, 702 A.2d 150, 153-54 (Del. 1997); FARLAND V. WILLS, C.A. No. 4888 (Del. Ch. Nov. 12, 1975); MORRIS V. STANDARD GAS & ELEC. CO., 63 A.2d 577 (Del. Ch. 1949).

                  The MORRIS decision provides some guidance on the type of valuation process that should be used by a board of directors in determining whether a corporation has surplus for purposes of paying a dividend under the General Corporation Law. Specifically, in MORRIS, the board of the defendant corporation had three meetings to consider whether the corporation had lawfully available funds to pay a dividend, during which it was provided with extensive information, including: (i) the financial records of the corporation; (ii) the report of an independent outside appraiser as to the value of the corporation's


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assets; (iii) the report of the Treasurer of the corporation as to his valuation of the corporation's assets; and (iv) three opinions of legal counsel stating that payment of the dividend was permissible under Delaware law.

                  Based on this record, the Court found that the board of the defendant corporation "took great care to obtain data on the point in issue, and exercised an informed judgment on the matter." The Court held that the statute "permits ... no one objective standard of value" and that "the directors must be given reasonable latitude in ascertaining value." 63 A.2d at 585. The Court also held that under the circumstances presented it could not substitute "either plaintiff's or its own opinion of value for that reached by the directors where there is charge of no fraud or bad faith." ID. at 585; ACCORD IN RE AMSTED INDUS., INC. LITIG., Cons. C.A. No. 8224, Appendix 6-7 (Del. Ch. Aug. 24, 1988), AFF'D SUB NOM. BARKAN V. AMSTED INDUS., INC., 567 A.2d 1279 (Del. 1989).

                  In KLANG V. SMITH'S FOOD & DRUG CENTERS, INC., C.A. No. 15012, slip op. at 9 (Del. Ch. May 13, 1997), a decision involving the determination of surplus in connection with a repurchase of stock under Section 160 of the General Corporation Law, the Court of Chancery rejected the plaintiff's argument that "use of going-concern valuation methods are inappropriate in the context of asset valuation and calculation of available corporate surplus," and, relying upon MORRIS, rejected the notion that there is only one valuation standard for the calculation of surplus under Delaware law. The Court explained:

                  Directors are not restricted in the way they value assets or liabilities as long as they fulfill their "duty to evaluate the assets on the basis of acceptable data and by standards which they are entitled to believe reasonably reflect present `values.'" Thus, the issue is not whether [the financial advisor's] method is expressly permitted under section 160, but whether [the company's] directors based their revaluation on acceptable data and whether they were entitled to believe that [the financial advisor's] valuation of [the company's] assets reasonably reflected [the company's] values both before and after the repurchase.

KLANG, slip op. at 10-11 (quoting MORRIS, 63 A.2d at 582). The Delaware Supreme Court affirmed the decision of the Court of Chancery in KLANG. In so affirming, the Delaware Supreme Court rejected plaintiff's claim that the valuation methodology employed by defendant corporation was inappropriate as a matter of law. According to the Court, the opinion of the financial advisor, when properly analyzed, provided substantial evidence as to compliance with Section 160 of the General Corporation Law. Having failed to demonstrate bad faith or fraud and having failed to demonstrate that the defendant directors had failed to evaluate the assets on the basis of acceptable data or by standards which they were entitled to believe reasonably reflect present values, "we defer to the board's determination of surplus, and hold that [defendant's] self-tender offer did not violate 8 DEL. C.
ss. 160."

                  By way of contrast to MORRIS and KLANG, in FARLAND V. WILLS, C.A. No. 4888 (Del. Ch. Nov. 12, 1975), the Court of Chancery criticized a board for not having made a reasonable effort in valuing the assets of the corporation in connection with certain stock purchase arrangements. In invalidating the


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challenged stock purchases, the Court cited 8 DEL. C. ss. 160 and, following the decision in MORRIS, held that even though the directors were not required to make a formal appraisal of the corporation's assets, they did have a duty to evaluate the assets and liabilities of the corporation on the basis of acceptable data by standards that they are entitled to believe reasonably reflect present "values." Slip op. at 12. SEE ALSO PEREIRA V. COGAN, 294 B.R. 449, 532 (S.D.N.Y. May 8, 2003) (finding board breached fiduciary duties in paying illegal dividend without making reasonable effort to determine surplus). Thus, a board of directors has reasonable latitude in ascertaining value for purposes of calculating surplus but must use standards that reasonably reflect the present value of the assets.



       RELIANCE ON BOOKS OF CORPORATION OR REPORTS OF OFFICERS OR EXPERTS.

                  In making a determination of whether or not a corporation has surplus for purposes of paying a dividend, a board of directors generally may rely on the books of the corporation if such reliance is made in good faith.
Section 141(e) of the General Corporation Law provides:

                  A member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

8 DEL. C.ss.141(e). The principle set forth in Section 141(e) is restated with particular reference to dividends in Section 172 of the General Corporation Law, as follows:

                  A member of the board of directors, or a member of any committee designated by the board of directors, shall be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation, as to the value and amount of the assets, liabilities and/or net profits of the corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the corporation's stock might properly be purchased or redeemed.



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8 DEL. C.ss.172. Thus, under Sections 141(e) and 172 of the General Corporation
Law, directors are protected from liability for wrongful declaration and payment of a dividend when they rely in good faith upon the books and records of the corporation, or rely in good faith upon the report of an independent expert selected with reasonable care. KLANG V. SMITH'S FOOD & DRUG CENTERS, INC., C.A. No. 15012, slip op. at 11-12 (Del. Ch. May 13, 1997), AFF'D, 702 A.2d 150 (Del.
1997). As noted by the Delaware Supreme Court in the context of a merger proposal in SMITH V. VAN GORKOM, 488 A.2d 858, 876 (Del. 1985), the advice of outside experts is not necessarily required in order for directors to exercise due care. The Court stated: "[w]e do not imply that an outside valuation study is essential to support an informed business judgment; nor do we state that fairness opinions by independent investment bankers are required as a matter of law. Often insiders familiar with the business of a going concern are in a better position than are outsiders to gather relevant information; and under appropriate circumstances, such directors may be fully protected in relying in good faith upon valuation reports of their management." ID.



                                    ANALYSIS

                  We understand that the Board of Directors of the Company (the "Board") has received the Officer's Report as to the fair market value of the assets and liabilities of the Company immediately prior to and after the Dividend. We have assumed for the purposes of our opinion as expressed herein that: (a) the Officer's Report was prepared in good faith, in accordance with informed professional judgment and was the product of the exercise of proper and customary methodology used in determining such values; (b) the "capital" of the Company, as recited in the following paragraphs, immediately preceding and following the Dividends will in fact constitute the "capital" of the Company (as defined in and calculated in accordance with Sections 154 and 244 of the General Corporation Law) and is a true and correct calculation thereof and a court would so find; (c) the fair values of the total assets and total liabilities of the Company immediately prior to and after the Dividend, as determined by the Board as set forth below, in fact constitute and will constitute the fair values of the total assets and total liabilities of the Company immediately prior to and immediately after the Dividend, and are true and correct determinations thereof, and a court would so find; and (d) the Board duly adopted resolutions approving the declaration and payment of the Dividend in accordance with the General Corporation Law, the Certificate of Incorporation and the Bylaws.

                  We have been advised and assume for purposes of our opinion as expressed herein that the Board has determined (a) on an informed basis in the good faith exercise of its business judgment, (b) based upon due consideration of all relevant data, and (c) based upon information that the Board reasonably and in good faith believes reflects present fair values, and consistent with the most recent balance sheet and other recent financial information of the Company and the Officer's Report, that immediately prior to the declaration and payment of the Dividend (i) the present fair value of the Company's net assets (I.E., the present fair value of total assets minus total liabilities) will be at least $38,258,000 and (ii) the capital of the Company in respect of issued shares of capital stock of the Company will not be more than $5,000. Accordingly, the Company's surplus (net assets ($38,258,000) minus capital ($5,000)), prior to


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the Dividend will be at least $38,253,000. Moreover, we are advised and assume for purposes of our opinion as expressed herein that the Board has similarly determined that, immediately following the payment of the Dividend, the present fair value of the Company's net assets (I.E., the present fair value of total assets minus total liabilities) will be at least $36,072,000 and that the capital of the Company in respect of issued shares of capital stock will not be more than $5,000, resulting in surplus subsequent to the payment of the Dividends of at least $36,067,000.

                                     OPINION


                  Based upon and subject to the foregoing, and upon our review of such other matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that the declaration and payment of the Dividend would not contravene Section 170 of the General Corporation Law.

                  The foregoing opinion is limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. We have not considered and express no opinion on the possible outcome of any challenge to the Dividend based on equitable considerations, as to which we have no information. In addition, we render no opinion as to: (i) the actual value of the assets or liabilities of the Company and (ii) whether the Board has comported with its fiduciary duties in connection with the proposed declaration and payment of the Dividend.

                  Our opinion as expressed herein is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose.

                                             Very truly yours,



                                             /s/ Richards, Layton & Finger, P.A.



                                             Richards,  Layton & Finger, P.A.




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